Exhibit 10.3
TAX RECEIVABLE AGREEMENT (Exchanges)
between
DUTCH BROS INC.
and
THE PERSONS NAMED HEREIN
Dated as of September 14, 2021
TAX RECEIVABLE AGREEMENT
This TAX RECEIVABLE AGREEMENT (this “Agreement”), is dated as of September 14, 2021, and is between Dutch Bros Inc., a Delaware corporation, each of the undersigned parties who directly or indirectly hold Class A Common Units (the “Units”) in Dutch Mafia, LLC, a Delaware limited liability company (“OpCo”) as set forth in Exhibit A, and each of the other persons from time to time that becomes a party hereto (each, excluding the Corporate Taxpayer and OpCo, a “TRA Party” and together the “TRA Parties”).
RECITALS
WHEREAS, OpCo is classified as a partnership for U.S. federal income Tax purposes;
WHEREAS, after the Pre-IPO Exchanges (as defined in the LLC Agreement), the Corporate Taxpayer will be the sole managing member of OpCo, and will hold, directly and/or indirectly, Units;
WHEREAS, in connection with the IPO, the Corporate Taxpayer will acquire Units in exchange for a contribution of cash to OpCo not treated as part of a disguised sale under Section 707(a) of the Code (the “Primary Contribution”);
WHEREAS, as a result of the Recapitalization, Pre-IPO Exchanges (each as defined in the LLC Agreement) and Primary Contribution, the Corporate Taxpayer will be entitled to 704(c) Benefits;
WHEREAS, in connection with the IPO, certain TRA Parties will Exchange Units for cash and Class A Shares in a transaction intended to be governed by Section 351 of the Code (the “TRA Party IPO Exchanges”);
WHEREAS, from time to time following the Lock-Up Period (as defined in the LLC Agreement), each holder of Units (other than the Corporate Taxpayer) has the right require OpCo to redeem (a “Redemption”) all or a portion of such holder’s Units for, at the Corporate Taxpayer’s election, cash or shares of Class A common stock of the Corporate Taxpayer (“Class A Shares”), in either case contributed to OpCo by the Corporate Taxpayer, provided that, at the election of the Corporate Taxpayer in its sole discretion, the Corporate Taxpayer may effect a direct exchange (a “Direct Exchange”) of such cash or Class A Shares for such Units, all in accordance with and subject to the provisions of the LLC Agreement;

WHEREAS, OpCo and each of its direct and indirect Subsidiaries treated as a partnership for U.S. federal income Tax purposes currently have and will have in effect an election under Section 754 of the Code, for each Taxable Year that includes the IPO Date and for each Taxable Year in which a taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code) of Units by the Corporate Taxpayer or by OpCo from any of the TRA Parties (an “Exchanging Holder”) for Class A Shares and/or other consideration occurs;
WHEREAS, as a result of each Exchange (including the TRA Party IPO Exchanges), the Corporate Taxpayer will be entitled to use the Common Basis and the Basis Adjustments relating to the Units acquired in such Exchange;
WHEREAS, the income, gain, loss, expense and other Tax items of the Corporate Taxpayer may be affected by the (i) 704(c) Benefits, (ii) Common Basis, (iii) Basis Adjustments, and (iv) any deduction attributable to Imputed Interest and 704(c) Benefit Guaranteed Payments (collectively, the “Tax Attributes”);
WHEREAS, the parties to this Agreement desire to provide for certain payments and make certain arrangements with respect to the effect of the Tax Attributes on the liability for Taxes of the Corporate Taxpayer.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.1     Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).
“704(c) Benefit” means the disproportionate allocation of tax items of income, gain, deduction and loss to, or away from, the Corporate Taxpayer pursuant to Section 704(c) of the Code in respect of any difference between the fair market value and the tax basis of the Reference Assets immediately following the Primary Contribution. For the avoidance of doubt, such amount would include disproportionate allocations (if any) of tax items of income and gain to a TRA Party and away from the Corporate Taxpayer, and take into account the election by OpCo to use the remedial method under Treasury Regulations Section 1.704-3(d) with respect to differences between book value and adjusted tax basis arising in connection with (x) that certain Contribution Agreement by and among OpCo and certain Founder Members dated as of September 27, 2018, and (y) the issuance of PI Units (as defined in the LLC Agreement) on January 22, 2019.
“704(c) Benefit Guaranteed Payments” has the meaning set forth in Section 2.2(b) of this Agreement.

“704(c) Benefit Percentage” in respect of a TRA Party for a Taxable Year, shall mean the percentage, the numerator of which is the number of Units held by such TRA Party at the end of such Taxable Year and the denominator is the number of Units held by all TRA Parties (other than the Corporate Taxpayer) at the end of such Taxable Year.
“Actual Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable subsidiaries), but in the case of this clause (ii) only with respect to Taxes imposed on OpCo (and OpCo’s applicable subsidiaries) and allocable to the Corporate Taxpayer; provided, that the actual liability for Taxes described in clause (i) shall be calculated (a) using the Assumed Rate, solely for purposes of calculating the U.S. state and local Actual Tax Liability of the Corporate Taxpayer, and (b) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that U.S. state and local Taxes are not deductible by the Corporate Taxpayer for U.S. federal income Tax purposes.
“Affiliate” means, with respect to any specified Person, (a) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person, (b) a Member of the Immediate Family of such specified Person, and (c) any investment fund advised or managed by, or under common Control with, such specified Person.
“Agreed Rate” means a per annum rate of the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.
“Agreement” has the meaning set forth in the Preamble to this Agreement.
“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.
“Assumed Rate” means, for any Taxable Year with respect to Taxes imposed on the Corporate Taxpayer by U.S. state and local jurisdictions, the tax rate equal to the sum of the product of (x) OpCo’s Tax apportionment percentage(s) for each U.S. state and local jurisdiction in which the Corporate Taxpayer files Tax Returns for the relevant Taxable Year and (y) the highest corporate Tax rate(s) for each such U.S. state and local jurisdiction in which the Corporate Taxpayer files Tax Returns for each relevant Taxable Year; provided, that the Assumed Rate calculated pursuant to the foregoing shall be reduced by the assumed U.S. federal income Tax benefit received by the Corporate Taxpayer with respect to U.S. state and local jurisdiction Taxes (with such benefit calculated as the product of (a) the Corporate Taxpayer’s marginal U.S. federal income Tax rate for such Taxable Year and (b) the Assumed Rate (without regard to this proviso)).
“Attributable” means the portion of any Tax Attribute of the Corporate Taxpayer that is “Attributable” to any present or former holder of Units, other than the Corporate Taxpayer, and shall be determined by reference to the Tax Attributes, under the following principles:
(i)    any Common Basis and the Basis Adjustments shall be determined separately with respect to each Exchanging Holder, using reasonable methods for tracking such Common Basis or Basis Adjustments, and are Attributable to each

Exchanging Holder in an amount equal to the total Common Basis and Basis Adjustments relating to such Units Exchanged by such Exchanging Holder (determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from OpCo after the date of an applicable Exchange, and taking into account any adjustment under Section 743(b) of the Code);
(ii)    704(c) Benefits shall be determined separately with respect to each TRA Party for each Taxable Year, and is Attributable to each TRA Party in an amount equal to the product of the total 704(c) Benefits and such TRA Party’s 704(c) Benefit Percentage for such Taxable Year, and
(iii)    any deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest or 704(c) Benefit Guaranteed Payments is Attributable to the Person that is required to include such Imputed Interest or 704(c) Benefit Guaranteed Payment in income (without regard to whether such Person is actually subject to Tax thereon).
“Basis Adjustment” means the adjustment to the Tax basis of a Reference Asset under Sections 732, 734(b) and/or 1012 of the Code (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes) or under Sections 734(b), 743(b) and/or 754 of the Code (in situations where, following an Exchange, OpCo remains in existence as an entity treated as a partnership for U.S. federal income Tax purposes) and, in each case, analogous sections of state, local and foreign Tax laws, as a result of an Exchange and the payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred. The amount of any Basis Adjustment shall be determined using the Market Value at the time of the Exchange.
“Basis Schedule” has the meaning set forth in Section 2.1 of this Agreement.
“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have a correlative meaning.
“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in State of New York are authorized or required by law to close.
“Change of Control” means the occurrence of any of the following events:
(i)    any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock of the Corporate Taxpayer or (b) a group of Persons in which one or more of the TSG Members or the Founder Members or any of their Affiliates, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities; or
(ii)    there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or
(iii)    the stockholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.
Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.
“Class A Shares” has the meaning set forth in the Recitals of this Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Common Basis” means the existing Tax basis of any Reference Asset that is (i) depreciable or amortizable (or that will eventually be subject to depreciation or amortization once placed in service) for U.S. federal income tax purposes, (ii) stock of a corporation, or (iii) land, in each case, that is Attributable to Units acquired by the Corporate Taxpayer upon an Exchange, determined as of immediately prior to such Exchange, provided, that any Tax basis giving rise to 704(c) Benefits shall be excluded from the determination of Common Basis. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Corporate Taxpayer” means Dutch Bros Inc. and any successor corporation and shall include any Person that is a member of any consolidated Tax Return of which Dutch Bros Inc. is a member.
“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year, including any consolidated Tax Return.
“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year net of the Realized Tax Detriment for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedules or Amended Schedules, if any, in existence at the time of such determination; provided, that, for the avoidance of doubt, the computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.
“Default Rate” means a per annum rate of LIBOR plus 500 basis points.
“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or any other event (including the execution of IRS Form 870-AD), including a settlement with the applicable Taxing Authority, that establishes the amount of any liability for Tax.
“Direct Exchange” has the meaning set forth in the Recitals of this Agreement.
“Dispute” has the meaning set forth in Section 7.8(a) of this Agreement.
“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.
“Early Termination Effective Date” means the date on which an Early Termination Schedule becomes binding pursuant to Section 4.2 of this Agreement.
“Early Termination Notice” has the meaning set forth in Section 4.2 of this Agreement.
“Early Termination Payment” has the meaning set forth in Section 4.3(b) of this Agreement.
“Early Termination Rate” means the lesser of (i) 6.5% and (ii) LIBOR plus 100 basis points.
“Early Termination Schedule” has the meaning set forth in Section 4.2 of this Agreement.
“Estimated Tax Benefit Payment” has the meaning set forth in Section 3.6 of this Agreement.

“Exchange” means any fully or partially taxable acquisition (including a deemed taxable acquisition under Section 707(a) of the Code, and any acquisition subject to Section 351(b) or 357(c) of the Code) of Units by the Corporate Taxpayer in exchange for Class A Shares and/or other consideration (including the TRA Party IPO Exchanges and any future Redemptions or Direct Exchanges, but not including, for the avoidance of doubt, the Primary Contribution), and any deemed Exchange of Units pursuant to this Agreement.
“Exchange Date” means the date of any Exchange.
“Exchanging Holder” has the meaning set forth in the Recitals of this Agreement.
“Expert” has the meaning set forth in Section 7.9 of this Agreement.
“Founder Assignee” means any Permitted Transferee (as such term is defined in the Joinder) of a Founder Party.
“Founder Member” has the meaning set forth in the LLC Agreement.
“Founder Party” means any Founder Member that is a TRA Party or becomes a TRA Party for purposes of this Agreement pursuant to Section 7.6(a) of this Agreement.
“Future TRAs” has the meaning set forth in Section 5.1 of this Agreement.
“Hypothetical Tax Liability” means, with respect to any Taxable Year, an amount, not less than zero, equal to the hypothetical liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo (and OpCo’s applicable subsidiaries), but in the case of this clause (ii) only with respect to Taxes imposed on OpCo (and OpCo’s applicable subsidiaries) and allocable to the Corporate Taxpayer, in each case using the same methods, elections, conventions, and practices used on the relevant Tax Returns of the Corporate Taxpayer and OpCo, but (a) calculated without taking into account the 704(c) Benefits, Common Basis, or Basis Adjustments for the Reference Assets, (b) excluding any deduction attributable to any payment of Imputed Interest or 704(c) Benefit Guaranteed Payment for the Taxable Year, and (c) with respect to the Taxes described in clause (i) only, calculated (A) using the Assumed Rate, solely for purposes of calculating the U.S. state and local Hypothetical Tax Liability of the Corporate Taxpayer, and (B) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that U.S. state and local Taxes are not deductible by the Corporate Taxpayer for U.S. federal income Tax purposes. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to a Tax Attribute as applicable.
“Imputed Interest” in respect of a TRA Party shall mean any interest imputed under Section 1272, 1274, 7872 or 483 or other provision of the Code with respect to the Corporate Taxpayer’s payment obligations in respect of such TRA Party under this Agreement.
“Interest Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“IPO” means the initial public offering of Class A Shares by the Corporate Taxpayer (including any option to purchase additional Class A Shares exercisable by the underwriters related to such initial public offering).
“IPO Date” means the initial closing date of the IPO.
“IRS” means the U.S. Internal Revenue Service.
“Joinder” has the meaning set forth in Section 7.6(a) of this Agreement.
“LIBOR” means during any period, the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Corporate Taxpayer as an authorized information vendor for the purpose of displaying rates at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market (an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such period as the London interbank offered rate for U.S. dollars having a borrowing date and a maturity comparable to such period or, if such period is longer than one year, the London interbank offered rate for U.S. dollars having a maturity of one year (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Corporate Taxpayer at such time, which determination shall be conclusive absent manifest error); provided, that at no time shall LIBOR be less than 0%. If the Corporate Taxpayer has made the determination (such determination to be conclusive absent manifest error) that (i) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. loan market in U.S. dollars or (ii) the applicable supervisor or administrator (if any) of LIBOR has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. loan market in U.S. dollars, then the Corporate Taxpayer shall, subject to the prior written consent of the TRA Party Representatives (which consent shall not be unreasonably withheld, conditioned or delayed), establish a replacement interest rate (the “Replacement Rate”), after giving due consideration to any evolving or then prevailing conventions for similar loans in the U.S. loan market in U.S. dollars for such alternative benchmark, and including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then prevailing convention for similar loans in the U.S. loan market in U.S. dollars for such benchmark, which adjustment, method for calculating such adjustment and benchmark shall be published on an information service as selected from time to time by the Corporate Taxpayer. The Replacement Rate shall, subject to the next two sentences, replace LIBOR for all purposes under this Agreement. In connection with the establishment and application of the Replacement Rate, this Agreement shall be amended solely with the consent of the Corporate Taxpayer and OpCo, as may be necessary or appropriate, in the reasonable judgment of the Corporate Taxpayer, to effect the provisions of this definition. The Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Corporate Taxpayer, such Replacement Rate shall be applied as otherwise reasonably determined by the Corporate Taxpayer.

“LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of OpCo, dated on or about the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.
“Market Value” shall mean, (i) with respect to an Exchange, the value of the Class A Shares on the applicable Exchange Date determined by the Corporate Taxpayer on a reasonable and consistent basis and used by the Corporate Taxpayer in its U.S. federal income Tax reporting with respect to such Exchange, and (ii) with respect to a deemed Exchange pursuant to Valuation Assumption (5), (A) if the Class A Common Stock trades on a National Securities Exchange (as defined in the LLC Agreement) or automated or electronic quotation system, the arithmetic average of the high trading price on such date (or if such date is not a Trading Day (as used in this definition, as defined in the LLC Agreement), the immediately preceding Trading Day) and the low trading price on such date (or if such date is not a Trading Day, the immediately preceding Trading Day) or (B) if the Class A Common Stock is not then traded on a National Securities Exchange or automated or electronic quotation system, as applicable, the Appraiser FMV (as defined in the LLC Agreement) of one (1) share of Class A Common Stock on such date.
“Material Objection Notice” has the meaning set forth in Section 4.2 of this Agreement.
“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trust naming only one or more of the Persons listed in clause (a) above as beneficiaries.
“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.
“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.
“OpCo” has the meaning set forth in the Recitals of this Agreement.
“Opt-Out Notice” has the meaning set forth in Section 4.1(c) of this Agreement.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Pre-Exchange Transfer” means any transfer (including upon death) or distribution in respect of one or more Units (i) that occurs prior to an Exchange of such Units, and (ii) to which Section 734(b) or 743(b) of the Code applies.
“Primary Contribution” has the meaning set forth in the Recitals of this Agreement.
“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.
“Reconciliation Dispute” has the meaning set forth in Section 7.9 of this Agreement.
“Reconciliation Procedures” has the meaning set forth in Section 2.3(a) of this Agreement.
“Redemption” has the meaning set forth in the Recitals of this Agreement.
“Reference Asset” means any asset that is held by OpCo, or by any of its direct or indirect Subsidiaries treated as a partnership or disregarded entity (but only to the extent such indirect Subsidiaries are held through Subsidiaries treated as partnerships or disregarded entities) for purposes of the applicable Tax, on the relevant date of determination. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset. For the avoidance of doubt, a Reference Asset does not include an asset held directly or indirectly by a Subsidiary treated as a corporation for U.S. federal income Tax purposes.
“Reorganization TRA” means the Tax Receivable Agreement (Reorganization) between the Corporate Taxpayer, OpCo, TSG7 A AIV VI Holdings-A, L.P. and DG Coinvestor Blocker Aggregator, L.P., dated on or about the date hereof.
“Reorganization TRA Parties” means the “TRA Parties” as defined in the Reorganization TRA.
“Schedule” means any of the following: (i) a Basis Schedule; (ii) a Tax Benefit Schedule; or (iii) the Early Termination Schedule.
“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.
“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.
“Take-Private Transaction” by any Person or group of Persons means (i) the acquisition by such Person or group of Persons, acting together, of all or substantially of the issued and outstanding Class A Shares (other than Class A Shares then held, directly or indirectly, by such Person or group of Persons or their Affiliates), or (ii) any sale of securities, merger, consolidation, reorganization, recapitalization or other transaction to which such Person or group of Persons or their Affiliates is a party, as a result of which the Class A Shares cease to be listed on the a National Securities Exchange or automated or electronic quotation system on which such securities were listed, provided, that notwithstanding the foregoing, any event that constitutes a Change of Control shall not constitute a “Take-Private Transaction.”

“Tax Attributes” has the meaning set forth in the Recitals of this Agreement.
“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.
“Tax Benefit Schedule” has the meaning set forth in Section 2.2 of this Agreement.
“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local Tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending after the IPO Date.
“Taxes” means any and all U.S. federal, state, local and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits (including, for the avoidance of doubt, alternative minimum taxes and franchise taxes that are based on or measured with respect to net income or profits), and any interest related to such Tax.
“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.
“TRA Party IPO Exchanges” has the meaning set forth in the Recitals of this Agreement.
“TRA Party” has the meaning set forth in the Preamble to this Agreement.
“TRA Party Representative” means:
(a)    with respect to each Founder Member and its Affiliates, Travis Boersma, or such other Person as designated in writing by the TRA Party Representative for the Founder Members after the date hereof (including in connection with an assignment of the Founder Members’ rights hereunder); and
(b)    with respect to each TSG Member and its Affiliates, Dutch Holdings, LLC, or such other Person as designated in writing by the TRA Party Representative for the TSG Members after the date hereof (including in connection with an assignment of the TSG Parties’ rights hereunder).
“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.
“True-Up” has the meaning set forth in Section 3.6 of this Agreement.

“TSG Assignee” means any Permitted Transferee (as such term is defined in the Joinder) of a TSG Party.
“TSG Member” has the meaning set forth in the LLC Agreement.
“TSG Party” means any TSG Member that is a TRA Party or becomes a TRA Party for purposes of this Agreement pursuant to Section 7.6(a) of this Agreement.
“Units” has the meaning set forth in the Recitals of this Agreement.
“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date, (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax items arising from the Tax Attributes (other than any items addressed in clause (2) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, (2) loss carryovers generated by deductions arising from any Tax Attributes or Imputed Interest that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a pro rata basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date, (3) the U.S. federal income Tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, the Assumed Rate will be calculated based on such rates and the apportionment factors applicable in the most recently ended Taxable Year (except to the extent any change to such Tax rates has already been enacted into law), and LIBOR or the Replacement Rate, as applicable, that will be in effect for each such Taxable Year will be the rate in effect on the Early Termination Date, (4) any non-amortizable, non-depreciable assets will be disposed of on the later of the fifteenth (15th) anniversary of the applicable Exchange or the fifth (5th) anniversary of the Early Termination Date, and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable, non-depreciable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary), and (5) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the Market Value (as determined in accordance with clause (ii) of the definition thereof) of the Class A Shares that would be transferred if the Exchange occurred on the Early Termination Date.
ARTICLE II
DETERMINATION OF CERTAIN REALIZED TAX BENEFIT
SECTION 2.1     Basis Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for each relevant Taxable Year, the Corporate Taxpayer shall deliver to each TRA Party, a schedule (the “Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, (i) the 704(c) Benefit Attributable to such TRA Party, if any, (ii) the Common Basis of the Reference Assets Attributable to such TRA Party, if any, (iii) the Basis Adjustment with respect to the Reference Assets Attributable to such TRA Party as a result of the Exchanges effected in such Taxable Year or any prior Taxable Year by such TRA Party, if any, calculated in the aggregate, and (iv) with respect to depreciable or amortizable Reference Assets, the period (or periods) over which such Common Basis and each such Basis Adjustment Attributable to such TRA Party is amortizable and/or depreciable. All costs and expenses incurred in connection with the provision and preparation of the Basis Schedules and Tax Benefit Schedules under this Agreement shall be borne by OpCo.
SECTION 2.2     Tax Benefit Schedule.
(a)    Tax Benefit Schedule. Within ninety (90) calendar days after the due date (including extensions) of IRS Form 1120 (or any successor form) of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or a Realized Tax Detriment Attributable to a TRA Party, the Corporate Taxpayer shall provide to such TRA Party a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit and Tax Benefit Payment, or the Realized Tax Detriment, as applicable, in respect of such TRA Party for such Taxable Year (a “Tax Benefit Schedule”). Each Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).
(b)    Applicable Principles. Subject to Section 3.3, the Realized Tax Benefit (or the Realized Tax Detriment) for each Taxable Year is intended to measure the decrease (or increase) in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Attributes, determined using a “with and without” methodology. Carryovers or carrybacks of any Tax item attributable to any of the Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local Tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to any Tax Attribute (the “TRA Portion”) and another portion that is not (the “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that the amount of any Non-TRA Portion is deemed utilized, to the extent available, prior to the amount of any TRA Portion, to the extent available (with the TRA Portion being applied on a proportionate basis consistent with the provisions of Section 3.3). The parties agree that (A) all Tax Benefit Payments (other than the portion of the Tax Benefit Payments treated as Imputed Interest) attributable to the Common Basis or Basis Adjustments will be treated as subsequent upward purchase price adjustments that have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, (B) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate, on an iterative basis continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the applicable TRA Party Representative and the Corporate Taxpayer in good faith, (C) all Tax Benefit Payments attributable to the 704(c) Benefits (or to deductions arising from such payments) will be treated as contributed by the Corporate Taxpayer to OpCo and paid by OpCo to the applicable TRA Party as “guaranteed payments” under Section 707(c) of the Code (“704(c) Benefit Guaranteed Payments”), and the deduction associated with such 704(c) Benefit Guaranteed Payments shall be allocated to the Corporate Taxpayer, (D) the Actual Tax Liability will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as Imputed Interest, and (E) the liability for Taxes of the Corporate Taxpayer and the taxable income of the Corporate Taxpayer for Tax purposes as determined for purposes of calculating the Actual Tax Liability and the Hypothetical Tax Liability shall include, without duplication, such liability for Taxes and such taxable income that is economically borne by or allocated to the Corporate Taxpayer as a result of the provisions of Section 4.6(d) of the LLC Agreement; provided, however, that such liability for Taxes and such taxable income shall be included in the Hypothetical Tax Liability and the Actual Tax Liability subject to the adjustments and assumptions set forth in the definitions thereof and, to the extent any such amount is taken into account on an Amended Schedule, such amount shall adjust a Tax Benefit Payment, as applicable, in accordance with Section 2.3(b).
(c)    Administrative Assumptions. For the avoidance of doubt, the Corporate Taxpayer shall be entitled to make reasonable simplifying assumptions in making determinations contemplated by this Agreement, including reasonable assumptions regarding basis recovery periods based on available balance sheet information and including the assumption that the Assumed Rate is to be applied against the amount of taxable income of the Corporate Taxpayer for U.S. federal income Tax purposes that is used in calculating the Actual Tax Liability and the Hypothetical Tax Liability (and the parties hereby agree that that the Corporate Taxpayer’s determination of the Realized Tax Benefit and Realized Tax Detriment with respect to U.S. state and local Taxes will not take into account jurisdiction-specific U.S. state and local adjustments to the U.S. federal taxable income base or to the U.S. federal rules regarding the utilization of Tax attribute carryovers). Notwithstanding anything to the contrary, to the extent the Corporate Taxpayer reasonably determines (in consultation with its accounting and Tax advisors and the TRA Party Representatives) that the administrative burden and costs associated with calculating the Tax Attributes with respect to any Subsidiary of OpCo would materially outweigh the Tax Benefit Payment attributable to such Tax Attributes, the Corporate Taxpayer shall be permitted to determine that such Tax Attributes shall not be treated as Tax Attributes for all purposes of this Agreement.
SECTION 2.3     Procedures, Amendments.
(a)    Procedure. Every time the Corporate Taxpayer delivers to a TRA Party an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such TRA Party supporting schedules and work papers, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, providing reasonable detail regarding data and calculations that were relevant for purposes of preparing the Schedule and (y) allow such TRA Party reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or as reasonably requested by such TRA Party, in connection with a review of such Schedule. Without limiting the generality of the preceding sentence, the Corporate Taxpayer shall ensure that any Tax Benefit Schedule that is delivered to a TRA Party, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the

Actual Tax Liability and the Hypothetical Tax Liability and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the date on which all relevant TRA Parties are treated as having received the applicable Schedule or amendment thereto under Section 7.1 unless any TRA Party Representative (i) within thirty (30) calendar days from such date provides the Corporate Taxpayer with written notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the relevant TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).
(b)    Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct material inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to a TRA Party, (iii) to comply with an Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit, or the Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or the Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an applicable TRA Party’s Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each applicable TRA Party when the Corporate Taxpayer delivers the Basis Schedule for the following taxable year.
SECTION 2.4     Basis Adjustments.
(a)    Basis Adjustments. The parties to this Agreement acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each Redemption using cash or Class A Common Stock contributed to OpCo by the Corporate Taxpayer as a direct purchase of Units by the Corporate Taxpayer from the applicable TRA Party pursuant to Section 707(a)(2)(B) of the Code as giving rise to Basis Adjustments.
(b)    Section 754 Election. The Corporate Taxpayer shall ensure that, on and after the date hereof for each taxable year in which an Exchange may occur, OpCo and each direct and indirect Subsidiary of OpCo that is treated as a partnership for U.S. federal income Tax purposes will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

ARTICLE III
TAX BENEFIT PAYMENTS
SECTION 3.1     Payments.
(a)    Payments. Within five (5) Business Days after a Tax Benefit Schedule delivered to a TRA Party becomes final in accordance with Section 2.3(a) and Section 7.9, if applicable, the Corporate Taxpayer shall pay such TRA Party for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b) that is Attributable to such TRA Party. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Party to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such TRA Party. For the avoidance of doubt, (x) no Tax Benefit Payment shall be required to be made in respect of estimated Tax payments, including, without limitation, U.S. federal estimated income Tax payments and (y) the payments provided for pursuant to the above sentence shall be computed separately for each TRA Party.
(b)    A “Tax Benefit Payment” in respect of a TRA Party for a Taxable Year means an amount, not less than zero, equal to the Net Tax Benefit that is Attributable to such TRA Party and the Interest Amount with respect thereto. For the avoidance of doubt, for tax purposes, the Interest Amount shall not be treated as interest, but instead, shall be treated as additional consideration in the applicable transaction, unless otherwise required by law. Subject to Section 3.3, the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year, over the total amount of payments previously made under the first sentence of Section 3.1(a) (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that no such recipient shall be required to return any portion of any previously made Tax Benefit Payment. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that the determination of the portion of the Tax Benefit Payment to be paid to a TRA Party under this Agreement with respect to U.S. state and local Taxes shall not require separate “with and without” calculations in respect of each applicable U.S. state and local Tax jurisdiction but rather will be based on the U.S. federal taxable income or gain for such taxable year reported on the Corporate Taxpayer’s IRS Form 1120 (or any successor form) and the Assumed Rate. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing IRS Form 1120 (or any successor form) of the Corporate Taxpayer with respect to Taxes for such Taxable Year until the payment date under Section 3.1(a) or Section 3.6, as applicable.
(c)    The Members acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable Tax purposes. Notwithstanding anything to the contrary in this Agreement, the stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) with respect to any transfer of Units by a Member pursuant to an Exchange shall not exceed the sum of (I) the value of the Class A Common Stock or the amount of cash delivered to the Member, in each case, in the Exchange plus (II) the amount, if any, set forth in the Exchange Notice (as defined in the LLC Agreement) delivered by such Member to the

Corporate Taxpayer with respect to the relevant Exchange, or, if no such amount is specified, 80% of the amount described in clause (I). Aggregate Payments under this Agreement to such Member in respect of such Units (other than amounts accounted for as interest under the Code) shall not exceed the amount described in this clause (II).
SECTION 3.2     No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.
SECTION 3.3     Pro Rata Payments. Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate Realized Tax Benefit of the Corporate Taxpayer with respect to the Tax Attributes is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income, the Net Tax Benefit of the Corporate Taxpayer and the “Net Tax Benefit” of the Corporate Taxpayer under the Reorganization TRA shall collectively be allocated among all parties eligible for Tax Benefit Payments under this Agreement and all parties eligible for “Tax Benefit Payments” under the Reorganization TRA in proportion to the amount of Net Tax Benefit, as such term is defined in this Agreement and in the Reorganization TRA, as applicable, that would have been Attributable to each such party if the Corporate Taxpayer had sufficient taxable income so that there were no such limitation.
SECTION 3.4     Payment Ordering. If for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due under this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer and the TRA Parties agree that (i) Tax Benefit Payments for such Taxable Year shall be allocated to all parties eligible for Tax Benefit Payments under this Agreement in proportion to the amounts of Net Tax Benefit, respectively, that would have been Attributable to each TRA Party if the Corporate Taxpayer had sufficient cash available to make such Tax Benefit Payments and (ii) no Tax Benefit Payments shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Parties in respect of all prior Taxable Years have been made in full.
SECTION 3.5     Excess Payments. To the extent the Corporate Taxpayer makes a payment to a TRA Party in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3 and Section 3.4) in an amount in excess of the amount of such payment that should have been made to such TRA Party in respect of such Taxable Year, then (i) such TRA Party shall not receive further payments under Section 3.1(a) until such TRA Party has foregone a cumulative amount of payments equal to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Party’s foregone payments to the other Persons to whom a payment is due under this Agreement and the Reorganization TRA and that have not received any such excess payment in a manner such that each such Person to whom a payment is due under this Agreement and the Reorganization TRA, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3 and Section 3.4) and the corresponding sections of the Reorganization TRA, in the amount it would have received if there had been no excess payment to such TRA Party.
SECTION 3.6     Optional Estimated Tax Benefit Payment Procedure. As long as the Corporate Taxpayer is current in respect of its payment obligations owed to each TRA Party pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any TRA Party and is current with respect to the corresponding obligations to the Reorganization TRA Parties under the Reorganization TRA, the Corporate Taxpayer may, in its sole discretion, make one or more estimated payments to the TRA Parties and Reorganization TRA Parties in respect of any anticipated amounts to be owed pursuant to Section 3.1 of this Agreement and Section 3.1 of the Reorganization TRA (any such estimated payment referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a TRA Party pursuant to this Section 3.6 is matched by a proportionately equal Estimated Tax Benefit Payment to all other TRA Parties and Reorganization TRA Parties then entitled to a Tax Benefit Payment provided further that any Estimated Tax Benefit Payment that is made in advance of the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporate Taxpayer for the Taxable Year shall be treated as being made on such due date for purposes of determining the Interest Amount. Any Estimated Tax Benefit Payment made under this Section 3.6 shall be paid by the Corporate Taxpayer to the TRA Parties and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporate Taxpayer to the TRA Parties pursuant to this Section 3.6 shall also terminate the obligation of the Corporate Taxpayer to make payment of any Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.3(a). Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.6, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Interest Amount, if any, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.3(a), the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporate Taxpayer to the TRA Parties along with an appropriate Interest Amount (and any Default Rate interest) in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a TRA Party for a Taxable Year exceeds the finally determined Tax Benefit Payment to the TRA Party for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments, if any) to be paid by the Corporate Taxpayer to such TRA Party. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporate Taxpayer to the TRA Parties pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.6 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustment is immaterial as determined by the applicable TRA Party Representative and the Corporate Taxpayer in good faith.
ARTICLE IV
TERMINATION
SECTION 4.1     Early Termination of Agreement; Breach of Agreement.
(a)    The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the TRA Parties and with respect to all of the Units held by the TRA Parties at any time by paying to each TRA Party the Early Termination Payment in respect of such TRA Party; provided, however, that this Agreement shall only terminate upon the receipt of the Early Termination Payment by all TRA Parties, and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, none of the TRA Parties or the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (a) Tax Benefit Payments due and payable and that remain unpaid as of the Early Termination Notice and (b) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (b) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes all of the required Early Termination Payments, the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.
(b)    In the event that the Corporate Taxpayer (1) materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise or (2)(A) shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate a bankruptcy or insolvency, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (ii) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of a breach, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.2 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing (other than as set forth in subsection (2) above), in the event that the Corporate Taxpayer breaches this Agreement, each TRA Party shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, (i) the Corporate Taxpayer has used reasonable efforts to obtain such funds and (ii) that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further, for the avoidance of doubt, the last sentence of this Section 4.1(b) shall not apply to any payments due pursuant to the acceleration upon a Change of Control contemplated by Section 4.1(c).
(c)    The Corporate Taxpayer shall provide written notice to the TRA Party Representatives thirty (30) days in advance of the closing of any Change of Control, and each TRA Party Representative shall have the option, upon written notice to the Corporate Taxpayer (“Opt-Out Notice”) within twenty (20) days thereafter, to cause its respective TRA Parties to continue as TRA Parties under this Agreement after such Change of Control, in which case each such TRA Party will not be entitled to receive the amounts set forth in the remainder of this Section 4.1(c), and Valuation Assumptions (1), (2), and (4) (substituting in each case the terms “date of a Change of Control” for an “Early Termination Date”) shall apply to Tax Benefit Payments to each such TRA Party following the closing of such Change of Control. Notwithstanding anything to the contrary in the foregoing sentence in this Section 4.1(c), if an Opt-Out Notice is not timely provided with respect to a TRA Party, all obligations hereunder will be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include (1) the Early Termination Payments calculated with respect to such TRA Parties as if the Early Termination Date is the date of such Change of Control, (2) any Tax Benefit Payment due and payable and that remains unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment in respect of any TRA Party due for the Taxable Year ending with or including the date of such Change of Control. If an Opt-Out Notice is not timely provided with respect to a TRA Party, (i) such TRA Party shall be entitled to receive the amounts set forth in clauses (1), (2) and (3) of the preceding sentence, (ii) any Early Termination Payment described in the preceding sentence shall be calculated utilizing the Valuation Assumptions, substituting in each case the terms “date of a Change of Control” for an “Early Termination Date,” and (iii) Section 4.2 and Section 4.3 shall apply, mutatis mutandis, with respect to payments to such TRA Party upon the Change of Control.

SECTION 4.2     Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to each TRA Party notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment(s) due for each TRA Party. Each Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which all applicable TRA Parties are treated as having received such Schedule or amendment thereto under Section 7.1 unless any TRA Party Representative (i) within thirty (30) calendar days after such date provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer. If the Corporate Taxpayer and the relevant TRA Party Representative, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the relevant TRA Party Representative shall employ the Reconciliation Procedures in which case such Schedule becomes binding ten (10) calendar days after the conclusion of the Reconciliation Procedures.
SECTION 4.3     Payment upon Early Termination.
(a)    Within three (3) calendar days after an Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Party an amount equal to the Early Termination Payment in respect of such TRA Party. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Party or as otherwise agreed by the Corporate Taxpayer and such TRA Party or, in the absence of such designation or agreement, by check mailed to the last mailing address provided by such TRA Party to the Corporate Taxpayer.
(b)    “Early Termination Payment” in respect of a TRA Party shall equal the present value, discounted at the Early Termination Rate as of the applicable Early Termination Effective Date, of all Tax Benefit Payments in respect of such TRA Party that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions in respect of such TRA Party are applied and that each Tax Benefit Payment for the relevant Taxable Year would be satisfied on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.
ARTICLE V
SUBORDINATION AND LATE PAYMENTS
SECTION 5.1     Subordination. Notwithstanding any other provision of this Agreement to the contrary, any payment required to be made by the Corporate Taxpayer to the TRA Parties under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Parties and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer or any of its Affiliates enters into future Tax receivable or other similar agreements (“Future TRAs,” which, for the avoidance of doubt, does not include the Reorganization TRA), the Corporate Taxpayer shall ensure that the terms of any such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA.
SECTION 5.2     Late Payments by the Corporate Taxpayer. Subject to the proviso in the last sentence of Section 4.1(b), the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Parties when due under the terms of this Agreement, whether as a result of Section 5.1 or otherwise, shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment.
ARTICLE VI
NO DISPUTES; CONSISTENCY; COOPERATION
SECTION 6.1     Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify each TRA Party Representative of, and keep each TRA Party Representative reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of the TRA Parties under this Agreement, and shall provide each TRA Party Representative reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.
SECTION 6.2     Consistency. The Corporate Taxpayer and the TRA Parties agree to report and cause to be reported for all purposes, including U.S. federal, state and local tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Tax Attributes and each Tax Benefit Payment) in a manner consistent with that contemplated by this Agreement or specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. The Corporate Taxpayer shall (and shall cause OpCo and its other Subsidiaries to) use commercially reasonable efforts (for the avoidance of doubt, taking into account the interests and entitlements of all TRA Parties under this Agreement) to defend the Tax treatment contemplated by this Agreement and any Schedule in any audit, contest or similar proceeding with any Taxing Authority.
SECTION 6.3     Cooperation. Each of the TRA Parties shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials in its possession as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse each such TRA Party for any reasonable and documented out-of-pocket costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Party, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Party in connection with its tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information or executing any documentation.
ARTICLE VII
MISCELLANEOUS
SECTION 7.1     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile or email with confirmation of transmission by the transmitting equipment or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to the Corporate Taxpayer, to:
c/o Dutch Mafia, LLC
110 SW 4th Street
Grants Pass, OR 97526
Facsimile Number: (541) 471-0330
Email Address: legal@dutchbros.com
Attention: General Counsel
If to the TRA Parties, to the respective addresses and email addresses set forth in Exhibit A.

Any party may change its address, fax number or email by giving the other party written notice of its new address, fax number or email in the manner set forth above.
SECTION 7.2     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 7.3     Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 7.4     Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware.
SECTION 7.5     Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
SECTION 7.6     Successors; Assignment; Amendments; Waivers.
(a)    Each TRA Party may assign all or any portion of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, substantially in the form of Exhibit B hereto, agreeing to become a TRA Party for all purposes of this Agreement, except as otherwise provided in such joinder (a “Joinder”), provided, however, that, at any time during the term of this Agreement, (i) the total number of Founder Assignees, in the aggregate, who are TRA Parties cannot be greater than five (5), other than Affiliates of the Founder Parties and Permitted Assignees, and (ii) the total number of TSG Assignees, in the aggregate, who are TRA Parties cannot be greater than five (5), other than Affiliates of the TSG Parties and Permitted Assignees. For avoidance of doubt, this Section 7.6(a) shall apply regardless of whether such TRA Party continues to hold any interest in the Corporate Taxpayer or OpCo. Notwithstanding the foregoing, if any TRA Party sells, exchanges, distributes or otherwise transfers Units to any Person (other than the Corporate Taxpayer or OpCo) in accordance with the terms of LLC Agreement, such TRA Party shall have the option to assign to the transferee (a “Permitted

Assignee”) of such Units its rights under this Agreement with respect to such transferred Units; provided that such transferee has delivered a valid Joinder. For the avoidance of doubt, if a TRA Party transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Party shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and such transferred Units shall be separately identified, so as to facilitate the determination of payments hereunder). Any assignment, or attempted assignment in violation of this Agreement, including any failure of a purported assignee to enter into a Joinder or to provide any forms or other information to the extent required hereunder, shall be null and void, and shall not bind or be recognized by the Corporate Taxpayer or the TRA Parties. The Corporate Taxpayer shall be entitled to treat the record owner of any rights under this Agreement as the absolute owner thereof and shall incur no liability for payments made in good faith to such owner until such time as a written assignment of such rights is permitted pursuant to the terms and conditions of this Section 7.6(a) and has been recorded on the books of the Corporate Taxpayer.
(b)    No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and each of the TRA Parties who, together with its Affiliates, would be entitled to receive ten percent (10%) or more of the total amount of the Early Termination Payments payable to all TRA Parties hereunder and “Early Termination Payments” as defined in the Reorganization TRA payable to all Reorganization TRA Parties under the Reorganization TRA, in each case if the Corporate Taxpayer had exercised its right of early termination on the date such amendment is proposed to the TRA Parties; provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments one or more TRA Parties receive under this Agreement unless such amendment is consented in writing by such TRA Parties disproportionately affected; provided further, that, notwithstanding anything to the contrary in this Section 7.6(b), no such amendment in contemplation of, in connection with, or following a Take-Private Transaction by a Founder Member or its Affiliates shall be effective without the prior written consent of the TRA Party Representative of the TSG Members, and no such amendment in contemplation of, in connection with, or following a Take-Private Transaction by a TSG Member or its Affiliates shall be effective without the prior written consent of the TRA Party Representative of the Founder Members. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.
(c)    All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

SECTION 7.7     Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.
SECTION 7.8     Resolution of Disputes.
(a)    Any and all disputes which are not governed by Section 7.9 and cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York, New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within thirty (30) calendar days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.
(b)    Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each TRA Party (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such TRA Party for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise the TRA Party of any such service of process, shall be deemed in every respect effective service of process upon the TRA Party in any such action or proceeding.
(c)    (i)    EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and
(ii)    The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.
SECTION 7.9     Reconciliation. In the event that the Corporate Taxpayer and a TRA Party Representative are unable to resolve a disagreement with respect to the matters governed by Sections 2.3 and 4.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the relevant TRA Party Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the relevant TRA Party Representative or other actual or potential conflict of interest. If the Corporate Taxpayer and the relevant TRA Party Representative are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, then the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the TRA Party’s Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the relevant TRA Party Representative shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the relevant TRA Party Representative’s position, in which case the Corporate Taxpayer shall reimburse the relevant TRA Party Representative for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the relevant TRA Party Representative shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and each of the TRA Parties and may be entered and enforced in any court having jurisdiction.
SECTION 7.10     Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law; provided that, prior to deducting or withholding any such amounts, the Corporate Taxpayer shall notify the applicable TRA Party Representative and shall consult in good faith with such TRA Party Representative regarding the basis for such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made. To the extent that any payment pursuant to this Agreement is not reduced by such deductions or withholdings, such recipient shall indemnify the applicable withholding agent for any amounts imposed by any Taxing Authority together with any costs and expenses related thereto, but not including penalties and interest attributable to the applicable withholding agent’s gross negligence or willful misconduct. Each TRA Party shall promptly provide the Corporate Taxpayer, OpCo or other applicable withholding agent with any applicable Tax forms and certifications (including IRS Form W-9 or the applicable version of IRS Form W-8) reasonably requested, in connection with determining whether any such deductions and withholdings are required under the Code or any provision of state, local or foreign Tax law.
SECTION 7.11     Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.
(a)    If the Corporate Taxpayer is or becomes a member of an affiliated, consolidated, combined or unitary group of corporations that files a consolidated, combined or unitary income Tax Return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state, local or foreign law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated, combined or unitary taxable income, gain, loss, deduction and attributes of the group as a whole.
(b)    If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers or is deemed to transfer any Unit or any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, then the Corporate Taxpayer shall cause such transferee to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset or interest therein acquired (directly or indirectly) in such transfer (taking into account any gain recognized in the transaction) in a manner consistent with the terms of this Agreement as the transferee (or one of its Affiliates) actually realizes Tax benefits from the Tax Attributes.
(c)    If OpCo or any applicable Subsidiary transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for U.S. federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property, OpCo or the applicable Subsidiary shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo or the applicable Subsidiary in the transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
(d)    If any member of a group described in Section 7.11(a) that owns any Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the applicable Tax Attributes associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to this Section 7.11(d), then the initial obligor is relieved of the obligation assumed.
(e)    If the Corporate Taxpayer (or any member of a group described in Section 7.11(a)) transfers (or is deemed to transfer for U.S. federal income Tax purposes) any Unit in a transaction that is wholly or partially taxable, then for purposes of calculating payments under this Agreement, OpCo shall be treated as having disposed of the portion of any Reference Asset (determined based on a pro rata share of an undivided interest in each Reference Asset) that is indirectly transferred by the Corporate Taxpayer or other entity described above (i.e., taking into account the number of Units transferred) in a wholly or partially taxable transaction, as applicable, in which all income, gain or loss is allocated to the Corporate Taxpayer. The consideration deemed to be received by OpCo shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.
SECTION 7.12     Confidentiality.
(a)    Each TRA Party and each of their assignees acknowledge and agree that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning OpCo, its members and its Affiliates and successors, learned by the TRA Party heretofore or hereafter. This Section 7.12 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Party in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information to the extent necessary for the TRA Party to prepare and file its Tax Returns, to respond to any inquiries regarding the same from any Taxing Authority or to prosecute or defend any action, proceeding or audit by any Taxing Authority with respect to such Tax Returns. Notwithstanding anything to the contrary herein, each TRA Party and each of their assignees (and each employee, representative or other agent of the TRA Party or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, OpCo and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the TRA Party relating to such Tax treatment and Tax structure.
(b)    If a TRA Party or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.12, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.12 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Parties and the accounts and funds managed by the Corporate Taxpayer and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.
SECTION 7.13     Partnership Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.
SECTION 7.14     Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Party reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by the TRA Party upon any Exchange by such TRA Party to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income Tax purposes or would have other material adverse Tax consequences to such TRA Party, then at the election of such TRA Party and to the extent specified by such TRA Party, this Agreement (i) shall cease to have further effect with respect to such TRA Party, (ii) shall not apply to an Exchange by such TRA Party occurring after a date specified by such TRA Party, or (iii) shall otherwise be amended in a manner determined by such TRA Party, provided that such amendment shall not result in an increase in payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.
SECTION 7.15     Electronic Signature. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.
[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, the Corporate Taxpayer and each TRA Party have duly executed this Agreement as of the date first written above.

Corporate Taxpayer
DUTCH BROS, INC.

By:	/s/ Joth Ricci
Name:	Joth Ricci
Title:	Chief Executive Officer and President

OpCo
DUTCH MAFIA, LLC

By:	/s/ Joth Ricci
Name:	Joth Ricci
Title:	Chief Executive Officer and President

[Signature Page to the Exchanges Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

TSG Parties
DUTCH HOLDINGS, LLC
By:	Dutch Group Holdings, LLC, its Manager
By:	TSG7 A Management L.L.C., its Manager

By:	/s/ Charles H. Esserman
Name:	Charles H. Esserman
Title:	Authorized Signatory

TSG7 A AIV VI, L.P.
By:	TSG7 A Management L.L.C
Its:	General Partner

By:	/s/ Charles H. Esserman
Name:	Charles H. Esserman
Title:	Authorized Signatory

[Signature Page to the Exchanges Tax Receivable Agreement]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Founder Parties
DMI HOLDCO, LLC

By:	/s/ Travis Boersma
Name:	Travis Boersma
Title:	Manager

DM INDIVIDUAL AGGREGATOR, LLC

By:	/s/ Travis Boersma
Name:	Travis Boersma
Title:	Manager

DM TRUST AGGREGATOR, LLC

By:	/s/ Travis Boersma
Name:	Travis Boersma
Title:	Manager

[Signature Page to the Exchanges Tax Receivable Agreement]

Exhibit A
Dutch Holdings, LLC and TSG7 A AIV VI, L.P.
[●]
[●]
[●]
Email:    [●]
Attention: [●]
DMI HoldCo, Inc., DMI Individual Aggregator, LLC, and DMI Trust Aggregator, LLC
[●]
[●]
[●]
Email:    [●]
Attention: [●]
A-1

Exhibit B
Form of Joinder
This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), is by and among Dutch Bros Inc., a Delaware corporation (including any successor corporation the “Corporate Taxpayer”), ______________________ (“Transferor”) and _______________________ (“Permitted Transferee”).
WHEREAS, on ______________________, Permitted Transferee shall acquire ______________________ percent of the Transferor’s right to receive payments that may become due and payable under the Tax Receivable Agreement (as defined below) (the “Acquired Interests”) from Transferor (the “Acquisition”); and
WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.6(a) of the Tax Receivable Agreement (Exchanges), dated as of September 14, 2021, between the Corporate Taxpayer, OpCo and the TRA Parties (as defined therein) (the “Tax Receivable Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:
Section 1.1     Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.
Section 1.2     Acquisition. For good and valuable consideration, the sufficiency of which is hereby acknowledged by the Transferor and the Permitted Transferee, the Transferor hereby transfers and assigns absolutely to the Permitted Transferee all of the Acquired Interests.
Section 1.3     Joinder. Permitted Transferee hereby acknowledges and agrees (i) that it has received and read the Tax Receivable Agreement, (ii) that the Permitted Transferee is acquiring the Acquired Interests in accordance with and subject to the terms and conditions of the Tax Receivable Agreement and (iii) to become a “TRA Party” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement.
Section 1.4     Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.1 of the Tax Receivable Agreement.
Section 1.5     Governing Law. This Joinder shall be governed by and construed in accordance with the law of the State of Delaware.
B-1

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

DUTCH BROS INC.

By:
Name:
Title:

[TRANSFEROR]

By:
Name:
Title:

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices:
B-2